UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 13, 2026 (May 12, 2026)
Toll Brothers, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09186		23-2416878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)		(IRS Employer Identification No.)

1140 Virginia Drive	Fort Washington	PA	19034
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (215) 938-8000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	TOL	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On May 12, 2026, Mr. Robert Parahus notified Toll Brothers, Inc. (the “Company”), of his decision to retire as President and Chief Operating Officer effective June 30, 2026. The Board of Directors (the “Board”) of the Company has appointed Seth J. Ring, currently an Executive Vice President of the Company, to succeed Mr. Parahus upon his retirement. Also effective June 30, 2026, the Board approved an increase in its size to 11 members and elected Mr. Ring to fill the vacancy, with a term expiring at the 2027 annual meeting of stockholders and until his successor is duly elected and qualified.
Mr. Ring, age 46, began his career at Toll Brothers in 2004 as an Assistant Project Manager in the Southern California division, taking on numerous roles with increasing responsibilities over the years. He was promoted to Division President of Southern California in 2014. He played a key role in the $1.6 billion acquisition of California-based Shapell Homes in 2013, the largest acquisition in Toll Brothers’ history, and its subsequent integration. He was named Group President overseeing operations across Northern and Southern California in 2016, and Regional President of the Pacific region in 2019. In his current role as Executive Vice President, a position he has held since 2021, Mr. Ring manages homebuilding operations in the West, including Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, and Washington. Mr. Ring holds a Bachelor of Arts degree in Urban Studies with a focus on Architecture from Stanford University.
The Executive Compensation Committee of the Board has approved and ratified Mr. Ring’s compensation as President and Chief Operating Officer as follows:
•An annual base salary of $1,000,000;
•Participation in the Company’s fiscal 2026 annual cash incentive bonus plan, with a targeted incentive award of $1,750,000 (with the fiscal 2026 bonus target pro-rated to reflect time spent as Executive Vice President and as President and COO);
•Participation in the Company’s long-term equity incentive award program, with an annual equity award totaling $3,750,000 (with the fiscal 2026 award pro-rated to reflect time spent as Executive Vice President and as President and COO), which incentive award has been made under the the Company’s 2019 Omnibus Incentive Plan (as previously filed with the SEC) and which reflects the same mix of awards and performance targets and ranges applicable to the Company’s current named executive officers, and which are otherwise subject to the Company’s normal equity grant practices; and
•Eligibility to participate in all other regular compensation arrangements for the Company’s executive officers, including participation as an “Executive Officer other than the Chief Executive Officer” under the Company’s Executive Severance Plan (as previously filed with the SEC) and participation in the Company’s Supplemental Executive Retirement Plan (as previously filed with the SEC).
The Company also intends to enter into an Indemnification Agreement with Mr. Ring on the Company’s standard form for its executive officers, as previously filed with the SEC.
There are no arrangements or understandings between Mr. Ring and any other person pursuant to which Mr. Ring was selected as an officer or director, and there are no family relationships between Mr. Ring and any director or other officer of the Company. Mr. Ring does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Following his retirement as President and COO, Mr. Parahus is expected to remain with the Company as a senior advisor for the one-year period ending June 30, 2027. As a senior advisor, in addition to supporting a smooth transition of President and COO responsibilities, Mr. Parahus will provide strategic advice and support to Mr. Ring and the rest of the executive team. He is expected to receive total compensation of $1,850,000 in this role, half of which would be paid in the form of periodic cash payments and half of which would be made in the form of a long-term equity award granted at the time of, and in accordance with, the Company’s normal equity grant practices, provided that shares underlying such award would be deliverable at the end of a four-year hold period (except for immediate delivery upon Mr. Parahus’ earlier death or disability).
ITEM 8.01 Other Events
A copy of the Company’s press release dated May 13, 2026, announcing the events described under Item 5.02 above is included in this filing as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits
(d). Exhibits
The following Exhibits are furnished as part of this Current Report on Form 8-K:
Exhibit
No.                            Item

99.1*    Press release dated May 13, 2026

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed electronically herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLL BROTHERS, INC.

Dated:	May 13, 2026	By:	/s/ Erica J. Mainardi
Erica J. Mainardi Senior Vice President, Chief Accounting Officer

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